For Immediate Release

FERRO REPORTS 2012 FOURTH QUARTER AND FULL-YEAR RESULTS

Outlines Value Creation Strategy

Affirms Previously Announced 2013 EPS Guidance of $0.25 to $0.30 Per Share

CLEVELAND, Ohio – March 5, 2013 – Ferro Corporation (NYSE: FOE, the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2012. The Company also provided an outline of its strategic vision for value creation.

Full-Year 2012 Results – Summary

For the full-year of 2012 the Company reported a net loss attributable to common shareholders of $374 million, or $4.34 per diluted share. In comparison, for the full year of 2011, net income attributable to common shareholders was $4 million, or $0.05 per diluted share. On a pre-tax basis, the Company reported a loss of $264 million in 2012, versus income of $24 million in 2011. The results in both years include a number of charges, including, among other items, asset impairments, restructuring activities, and a pension and other postretirement benefits mark-to-market adjustment of the related net liabilities. See the supplemental tables attached for additional information concerning special items that impacted reported results.

Adjusted for charges, income before income taxes was $14 million for 2012, compared with $103 million for 2011. The decrease was primarily attributable to the significant decline in the Company’s Electronic Materials segment, which reported a loss of $16 million in 2012 versus income or $68 million in 2011, as well as continued weakness in the Eurozone.

Results for Electronic Materials fell with declines in demand for solar pastes, as the solar industry contracted considerably over the last 18 months and continues to be weak. During 2012, solar paste sales declined by nearly $230 million. The segment’s results were also adversely impacted by reduced demand for conductive metal powders and surface finishing products.

Sales in Europe for 2012, excluding Electronic Materials sales, totaled $587 million in 2012 compared with $651 million in 2011. Profitability in the region for 2012, excluding Electronic Materials, was $20 million, versus $37 million in 2011. The impact of changes in foreign currency rates accounted for approximately 7% of the sales decline. The recessionary conditions in the Eurozone during 2012 adversely impacted the Company’s business segments with significant operations in the region, including the Color and Glass Performance Materials, Performance Coatings and Polymer Additives segments.

Recognizing the weak market conditions, Ferro took steps in the second quarter of 2012 to cut the costs of the Performance Coatings business in Europe. Cost savings efforts were subsequently expanded and accelerated in Europe and across all other regional operations. The Company also has taken action to improve the Electronic Materials operating results. The senior management team overseeing the Electronic Materials product lines was removed, and restructuring activities have been completed to significantly reduce operating costs. On February 6, 2013, the Company completed the sale of certain solar pastes assets and exited this product line, eliminating a $16 million negative impact on 2012 earnings. The Electronic Materials management team has been further rationalized and the remaining product lines have been folded into the Color and Glass Segment.

William B. Lawrence, Acting Chairman of the Ferro Board of Directors, said, “Prior to 2012, Ferro was pursuing a growth strategy, with the expectations that the Electronic Materials business, led by the solar pastes product line, and portions of the Color and Glass business, together would deliver organic revenue growth significantly greater than GDP. In 2012, it became apparent that the strategy needed to be changed. Accordingly, the Board of Directors implemented several management changes and refocused the strategic vision more strongly on value creation.

“We are restructuring certain existing infrastructure alignments and refocusing management’s efforts to improve profitability, maximize cash flow and enhance return on investment. The board and management team are focused on implementing this plan, with actions targeted at reducing costs by more than $50 million over the next two years,” Mr. Lawrence added.

Peter Thomas, Interim President and Chief Executive Officer, commented, “This is a time of significant opportunity at Ferro. Management is driving a comprehensive set of global actions designed to return the business to a significantly higher level of profitability, and we have already begun to see the benefits of these initiatives. Our near-term priorities are to simplify the organization, streamline processes to enhance operational efficiencies, and to substantially reduce infrastructure and support costs. We are determined to transform the business and will continue to provide world-class product and services to our customers. We will be relentless in reducing costs, improving our market positions and driving shareholder value.”

Value Creation Strategy

The Company is executing on a clearly defined strategy to create shareholder value by focusing on historical core competencies and reducing costs. The strategy has the following three distinct components:

1)	Improve Return on Invested Capital

2)	Streamline Core Operations and Reduce Operating Costs

3)	Pursue High-Return Growth Investments

Improve Return on Invested Capital

Each of Ferro’s product lines is being reviewed and analyzed to determine its current and future potential to create value and generate cash. The Company is implementing action plans to enhance returns, including rationalization of product portfolios and improving working capital and fixed asset utilization. Assets that cannot generate sufficient returns are being redeployed, divested or curtailed. Examples of successful execution on this component of value creation include the sale of the Company’s solar paste assets, as previously reported, and further optimization of facilities and leases, which has already generated proceeds of approximately $7 million and annual costs savings of $4 million.

Streamline Core Operations and Reduce Operating Costs

The Company plans to reduce operating costs by more than $50 million over the next two years by simplifying the organizational structure, streamlining processes to make operations more efficient, and substantially reducing infrastructure and support costs. To facilitate this cost reduction, the commercial and manufacturing organizational structures are being reconfigured, reducing the need for regional management and eliminating redundancies across product lines. The back office infrastructure also will be overhauled, with functional support organizations moving from a local to a regional or global model. Where applicable, transaction processing will be migrated to a global shared service center to leverage processing technology, improve controls and reduce costs.

Pursue High-Return Investments

The Company will continue to pursue prudent and profitable growth opportunities with high return potential. The Company’s investments in digital inks and glazes for the tile market and expansion into Northern Africa, Eastern Europe and Asia are examples of such opportunities. Future growth initiatives likewise will focus on migrating our product technologies into higher value applications and expanding into developing markets. Each business will be required to earn, through its performance, opportunities for future growth capital. Growth opportunities will be stringently assessed on their ability to generate significant returns and create shareholder value.

2013 Outlook

Adjusted earnings per share for 2013 are expected to be in the range of $0.25 to $0.30 per diluted share. The expected increase in earnings compared with 2012 will be driven primarily by initiatives now underway that are expected to generate $25 million to $30 million of cost savings in 2013 and the exit from the solar pastes business. The expected improvements in the Company’s cost structure will be partially offset by inflation and the normalization of incentive compensation. Based on current market conditions, including persistent weakness in European macroeconomic conditions, coupled with the expected timing associated with the cost savings programs, the Company expects the first quarter of 2013 will be the lowest earnings quarter of the year, in the range of $0.02 to $0.05 per share.

Adjusting for the impact of the solar pastes transaction and before the impact of changes in foreign currency rates, sales growth is expected to be approximately 2%. For the year, cash flow is expected to be approximately breakeven.

2012 Fourth-Quarter Results

Net sales for the fourth quarter of 2012 were $406 million, compared with $443 million in the fourth quarter of 2011. The Company’s six segments reported lower sales in the quarter compared to the prior year. Precious metal sales accounted for 29% of the sales decline, or $11 million. The largest sales decline, on a value-added basis (excluding the impact of precious metal sales), was in the Electronic Materials segment, where net sales declined 22% primarily due to reductions in demand for solar paste products and precious metal powders and flakes for other electronics applications. Weakness in Europe, particularly in southern Europe, contributed to lower sales, principally in the Performance Coatings and Color and Glass Performance Materials segments.

The net loss attributable to common shareholders for the 2012 fourth quarter was $64 million, or $0.74 per diluted share, compared with a loss of $61 million, or $0.71 per diluted share, in the fourth quarter of 2011. The adjusted net loss attributable to common shareholders for the 2012 fourth quarter was $6 million, or $0.07 per diluted share, versus $5 million, or $0.06, in the prior year’s quarter. The Company recorded special charges of approximately $59 million in the fourth quarter of 2012, compared with approximately $67 million in the fourth quarter of 2011. See the supplemental financial information contained in this press release for additional information about the special charges.

Gross profit was $59 million and $74 million in for the fourth quarters of 2012 and 2011, respectively. Excluding special items and precious metal sales, gross profit was $65 million, or 17.8% of sales during the 2012 fourth quarter, compared with $76 million, or 19.3% of sales, during the fourth quarter of 2011. The reduction in gross profit relates primarily to lower sales in the Electronic Materials segment and reduced demand in Europe.

SG&A expenses were $96 million for the fourth quarter of 2012 and $125 million for the fourth quarter of 2011. Adjusted SG&A expenses were $65 million for the fourth quarter of 2012, versus $74 million in the fourth quarter of 2011.

2012 Full-Year Results

Net sales for the year ended December 31, 2012, were $1.8 billion, compared with 2011 net sales of $2.2 billion. The Company’s six segments reported lower sales for the year compared to 2011. Precious metal sales, which declined $226 million, were the leading cause of the sales change. Value-added sales for the Electronic Materials segment declined by $109 million, accounting for nearly 70% of the total reduction in value-added sales. Reduced customer demand for solar pastes and metal powders used in a variety of electronics applications drove the significant decline in the Electronic Materials segment. Solar pastes value-added sales totaled $22 million in 2012 and $81 million in the prior year. Excluding the recently divested solar pastes business, value-added sales decreased 6% from $1.7 billion in 2011 to $1.6 billion in 2012.

The net loss attributable to common shareholders for 2012 was $374 million, or $4.34 per diluted share, compared with net income of $4 million, or $0.05 per diluted share, in 2011. The adjusted net income for 2012 was $7 million, or $0.09 per diluted share, versus $69 million, or $0.80 for the prior year. The Company recorded special charges of approximately $277 million during 2012 compared with charges of $78 million during 2011. See the supplemental financial information contained in this press release for additional information about the special charges and adjusted income. The pre-tax earnings contribution from the solar product line was a loss of approximately $16 million in 2012, compared with pre-tax earnings of approximately $26 million in 2011.

Gross profit was $298 million and $412 million for the full years 2012 and 2011, respectively. Excluding the special charges and precious metal sales, gross profit for 2012 was $311 million, or 19.5% of sales. In comparison, adjusted gross profit was $418 million, or 23.8% of sales, in 2011. The deterioration in the Electronic Materials segment accounted for more than 80% of the decline. Weakness in Europe also contributed to the reduction in gross profit, particularly for the Performance Coatings, Polymer Additives and Color and Glass Performance Materials segments.

SG&A expenses were $303 million in 2012 and $335 million in 2011. Adjusted SG&A expenses were $265 million for 2012, versus $280 million in 2011.

For 2012, total debt increased by $38 million to $347, compared with $309 million at December 31, 2011. The cash balance increased by $7 million to $30 million. Cash flow from operations was $24 million during the year. Working capital was flat for the year.

Solar Results

Fourth quarter 2012 results for the solar pastes product line included the following:

•	Net sales of approximately $17 million

•	Value added sales of approximately $3 million

•	Loss of approximately $1 million in gross profit

•	SG&A attributable to the product line of approximately $3 million

Full year 2012 results for the solar pastes product line included the following:

•	Net sales of approximately $90 million

•	Value added sales of approximately $22 million

•	Gross profit of approximately $2 million

•	SG&A attributable to the product line of approximately $18 million

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, adjusted for the impact of special items, adjusted for a normalized 36 percent tax rate that is consistent with the U.S. statutory corporate income tax rate, and divided by the weighted-average number of diluted shares outstanding. Ferro believes the adjusted data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Conference Call

The Company will host a conference call to discuss its 2012 fourth-quarter and full-year financial results, its outlook for general business conditions and its current outlook for 2013 on Tuesday, March 5, 2013, at 10:00 a.m. Eastern time. A presentation to accompany the conference call is available on the Company’s Web site at www.ferro.com. To participate in the call, dial 800-734-8582 if calling from the United States or Canada, or dial 212-231-2901 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern Time on March 5 through noon Eastern Time on March 12. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21650229 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through June 30, 2013. The live broadcast and replay can be accessed through the Investor Information section of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including building and construction, automotive, appliances, electronics, household furnishings, pharmaceuticals, and industrial products. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,860 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets, including the final amount of impairment and other charges described in this press release;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

# # #

INVESTOR CONTACT:

John Bingle
Treasurer and Director, Investor Relations, Ferro Corporation
Phone: 216-875-5411
E-mail: john.bingle@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Ferro Corporation and Subsidiaries
Consolidated Statements of Operations
	Three months ended
	December 31,			Twelve months ended
	(Unaudited)			December 31,
(Dollars in thousands, except share and
per share amounts)	2012		2011	2012	2011
Net sales	$405,896		$442,695	$1,768,631	$2,155,792
Cost of sales	346,541		368,946	1,470,769	1,743,560

Gross profit	59,355		73,749	297,862	412,232
Selling, general and administrative expenses	96,352		125,158	302,658	335,311
Restructuring and impairment charges	21,990		12,986	225,819	17,030
Other expense (income):
Interest expense	7,290		7,201	27,979	28,409
Interest earned	(119)		(92)	(311)	(285)
Losses on extinguishment of debt	—		45	—	45
Foreign currency losses, net	1,394		709	2,186	4,758
Miscellaneous expense, net	53		2,034	3,080	2,492

(Loss) income before income taxes	(67,605)		(74,292)	(263,549)	24,472
Income tax (benefit) expense	(4,133)		(13,487)	109,485	19,338

Net (loss) income	(63,472)		(60,805)	(373,034)	5,134
Less: Net income attributable to noncontrolling interests	404		157	1,234	730

Net (loss) income attributable to Ferro Corporation	(63,876)		(60,962)	(374,268)	4,404
Dividends on preferred stock	0		—	—	(165)
Net (loss) income attributable to Ferro Corporation common shareholders	$(63,876)		$(60,962)	$(374,268)	$4,239

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings per share	$(0.74)		$(0.71)	$(4.34)	$0.05
Diluted (loss) earnings per share	(0.74)		(0.71)	(4.34)	0.05
Shares outstanding:
Weighted-average basic shares		86,331,679	86,174,555	86,288,481	86,119,380
Weighted-average diluted shares		86,331,679	86,174,555	86,288,481	86,778,335
End-of-period basic shares		86,367,096	86,175,117	86,367,096	86,175,117

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Loss)
	Three months ended
	December 31,		Twelve months ended
(Dollars in thousands)	(Unaudited)		December 31,
	2012	2011	2012	2011
Segment Net Sales
Electronic Materials	$65,215	$84,187	$293,840	$622,977
Performance Coatings	140,640	149,020	587,698	602,566
Color and Glass Perf. Materials	86,137	89,511	371,723	396,317
Polymer Additives	69,580	74,198	320,635	336,965
Specialty Plastics	38,205	39,283	170,717	172,028
Pharmaceuticals	6,119	6,496	24,018	24,939
Total Segment Net Sales	$405,896	$442,695	$1,768,631	$2,155,792

Segment Income (Loss)
Electronic Materials	$(5,154)	$(1,593)	$(16,122)	$68,024
Performance Coatings	5,338	6,120	26,306	34,033
Color and Glass Perf. Materials	2,013	1,539	26,115	29,672
Polymer Additives	(1,192)	437	12,711	15,784
Specialty Plastics	1,875	2,012	14,057	9,428
Pharmaceuticals	517	219	2,409	3,744

Total Segment Income	3,397	8,734	65,476	160,685
Unallocated corporate expenses	40,394	60,143	70,272	83,764
Restructuring and impairment charges	21,990	12,986	225,819	17,030
Interest expense	7,290	7,201	27,979	28,409
Other expense, net	1,328	2,696	4,955	7,010

(Loss) income before income taxes	$(67,605)	$(74,292)	$(263,549)	$24,472

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets
	December 31,
(Dollars in thousands)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$29,576	$22,991
Accounts receivable, net	306,463	306,775
Inventories	207,091	228,813
Deferred income taxes	7,995	17,395
Other receivables	31,554	37,839
Other current assets	10,824	17,086

Total current assets	593,503	630,899

Property, plant and equipment, net	324,720	379,336
Goodwill	62,975	215,601
Amortizable intangible assets, net	14,410	11,056
Deferred income taxes	21,554	117,658
Other non-current assets	61,941	86,101
Total assets	$1,079,103	$1,440,651

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$85,152	$11,241
Accounts payable	182,904	214,460
Accrued payrolls	31,690	31,055
Accrued expenses and other current liabilities	76,757	67,878

Total current liabilities	376,503	324,634

Long-term debt, less current portion	261,624	298,082
Postretirement and pension liabilities	216,167	215,732
Other non-current liabilities	18,135	19,709

Total liabilities	872,429	858,157
Shareholders’ equity	193,527	572,262
Noncontrolling interests	13,147	10,232

Total liabilities and equity	$1,079,103	$1,440,651

Ferro Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Three months ended
	December 31,		Twelve months ended
(Dollars in thousands)	(Unaudited)		December 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net (loss) income	$(63,472)	$(60,805)	$(373,034)	$5,134
Depreciation and amortization	15,650	14,970	57,384	63,493
Other non-cash adjustments, net	31,864	68,176	323,037	45,917
Precious metals deposits	0	0	0	28,086
Accounts receivable	17,748	50,289	(5,258)	(13,444)
Inventories	6,650	11,760	22,287	(29,790)
Accounts payable	(14,105)	726	(18,359)	4,715
Other changes in current assets and liabilities, net	9,787	(14,513)	17,601	(50,878)

Net cash provided by operating activities	4,122	70,603	23,658	53,233
Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long-lived assets	(12,440)	(20,790)	(58,685)	(72,713)
Proceeds from sale of assets and businesses	657	4,067	3,043	6,441
Other investing activities	238	952	334	1,145

Net cash used for investing activities	(11,545)	(15,771)	(55,308)	(65,127)
Cash flow from financing activities
Net borrowings (repayments) under loans payable	17,847	(46,835)	39,934	8,661
Proceeds from long-term debt	72,425	116,660	395,576	646,834
Principal payments on long-term debt	(80,761)	(122,063)	(400,687)	(639,128)
Extinguishment of debt	0	(725)	0	(725)
Redemption of convertible preferred stock	0	0	0	(9,427)
Cash dividends paid	0	0	0	(165)
Other financing activities	874	34	1,634	(146)

Net cash provided by (used for) financing activities	10,385	(52,929)	36,457	5,904
Effect of exchange rate changes on cash and cash equivalents	1,797	(812)	1,778	(54)

Increase (decrease) in cash and cash equivalents	4,759	1,091	6,585	(6,044)
Cash and cash equivalents at beginning of period	24,817	21,900	22,991	29,035
Cash and cash equivalents at end of period	$29,576	$22,991	$29,576	$22,991

Cash paid during the period for:
Interest	$1,125	$1,300	$26,468	$25,920
Income taxes	1,527	1,414	4,657	22,060

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported Loss to Adjusted Loss
for the Three Months Ended December 31 (Unaudited)
(Dollars in thousands,		Selling, general and				Net (loss) income
except per share amounts)		administrative	Restructuring and		Income tax (benefit)	attributable to common	Diluted (loss)
	Cost of sales	expenses	impairment charges	Other expense, net	expense	shareholders	earnings per share

				Three months ended December 31, 2012

As reported	$346,541	$96,352	$21,990	$8,618	$(4,133)	$(63,876)	$(0.74)
Special items:
Impairments	—	—	(16,403)	—	5,905	10,498	0.12
Restructuring	—	—	(5,587)	—	2,011	3,576	0.04
Pension[1]	(3,758)	(23,480)	—	—	9,806	17,432	0.20
Other[2]	(1,861)	(8,222)	—	—	3,630	6,453	0.08
Taxes[3]	—	—	—	—	(20,205)	20,205	0.23

Total special items	(5,619)	(31,702)	(21,990)	—	1,147	58,164	0.67
As adjusted	$340,922	$64,650	$—	$8,618	$(2,986)	$(5,712)	$(0.07)

				Three months ended December 31, 2011

As reported	$368,946	$125,158	$12,986	$9,897	$(13,487)	$(60,962)	$(0.71)
Special items:
Impairments	—	—	(12,129)	—	3,881	8,248	0.09
Restructuring	—	—	(857)	—	274	583	0.01
Pension[1]	(968)	(50,792)	—	—	16,563	35,197	0.41
Other[2]	(1,137)	(760)	—	(397)	734	1,560	0.02
Taxes[3]	—	—	—	—	(10,286)	10,286	0.12

Total special items	(2,105)	(51,552)	(12,986)	(397)	11,166	55,874	0.65
As adjusted	$366,841	$73,606	$—	$9,500	$(2,321)	$(5,088)	$(0.06)

1	Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.
2	Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development activities.
3	Adjustment of reported earnings and of special items to a normalized 36% rate for 2012 and 32% for 2011.
It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States
(U.S. GAAP). The adjusted earnings and earnings per share presented here exclude certain special items including the mark-to-market adjustments related to our net pension and other postretirement benefit liabilities, restructuring and impairment charges, severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development costs. We
believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.							In addition, these
measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported (Loss) Income to Adjusted Income
for the Twelve Months Ended December 31 (Unaudited)
(Dollars in thousands,		Selling, general and				Net (loss) income
except per share amounts)		administrative	Restructuring and		Income tax expense	attributable to common	Diluted (loss)
	Cost of sales	expenses	impairment charges	Other expense, net	(benefit)	shareholders	earnings per share

				Twelve months ended December 31, 2012

As reported	$1,470,769	$302,658	$225,819	$32,934	$109,485	$(374,268)	$(4.34)
Special items:
Impairments	—	—	(215,279)	—	77,500	137,779	1.60
Restructuring	—	—	(10,540)	—	3,794	6,746	0.08
Pension[1]	(3,758)	(23,480)	—	—	9,806	17,432	0.20
Other[2]	(9,065)	(14,191)	—	(808)	8,663	15,401	0.18
Taxes[3]	—	—	—	—	(204,363)	204,363	2.37

Total special items	(12,823)	(37,671)	(225,819)	(808)	(104,600)	381,721	4.43
As adjusted	$1,457,946	$264,987	$—	$32,126	$4,885	$7,453	$0.09

				Twelve months ended December 31, 2011

As reported	$1,743,560	$335,311	$17,030	$35,419	$19,338	$4,239	$0.05
Special items:
Impairments	—	—	(12,132)	—	3,882	8,250	0.10
Restructuring	—	—	(4,898)	—	1,567	3,331	0.04
Pension[1]	(968)	(50,792)	—	—	16,563	35,197	0.41
Other[2]	(4,761)	(4,100)	—	(397)	2,963	6,295	0.07
Taxes[3]	—	—	—	—	(11,507)	11,507	0.13

Total special items	(5,729)	(54,892)	(17,030)	(397)	13,468	64,580	0.75
As adjusted	$1,737,831	$280,419	$—	$35,022	$32,806	$68,819	$0.80

1	Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.
2	Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development activities.
3	Adjustment of reported earnings and of special items to a normalized 36% rate for 2012 and 32% for 2011.
It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States
(U.S. GAAP). The adjusted earnings and earnings per share presented here exclude certain special items including the mark-to-market adjustments related to our net pension and other postretirement benefit liabilities, restructuring and impairment charges, severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development costs. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplement Information
Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales and Schedule of
Adjusted Gross Profit(Unaudited)
	Three months ended				Twelve months ended
(Dollars in thousands)	December 31,				December 31,
	2012		2011		2012		2011
Electronic Materials	$32,238		$41,443		$149,182		$257,991
Performance Coatings	140,640		149,020		587,698		602,566
Color and Glass Perf. Materials	79,208		81,718		343,631		362,232
Polymer Additives	69,580		74,198		320,635		336,965
Specialty Plastics	38,205		39,283		170,717		172,028
Pharmaceuticals	6,119		6,496		24,018		24,939

Total segment net sales excluding precious metals	365,990		392,158		1,595,881		1,756,721
Sales of precious metals	39,906		50,537		172,750		399,071
Total net sales	$405,896		$442,695		$1,768,631		$2,155,792

Net sales excluding precious metals	$365,990		$392,158		$1,595,881		$1,756,721
Adjusted cost of sales	340,922		366,841		1,457,946		1,737,831
Cost of sales from precious metals	(39,906)		(50,537)		(172,750)		(399,071)

Adjusted cost of sales excluding precious metals	301,016		316,304		1,285,196		1,338,760
Adjusted gross margin	$64,974		$75,854		$310,685		$417,961

Adjusted gross profit percentage	17.8	%	19.3	%	19.5	%	23.8	%
It should be noted that segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data, including the adjusted gross profit, provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.